DIAMOND HILL FINANCIAL TRENDS FUND, INC.

PROXY VOTING POLICIES AND PROCEDURES

Pursuant to rules established by the Securities and Exchange Commission (the “Commission”), under the Investment Company Act of 1940, as amended, the Board of Directors (the “Board”) of Diamond Hill Financial Trends Fund, Inc. (the “Fund”) has adopted the following formal, written guidelines for proxy voting by the Fund.

The Fund exercises its proxy voting rights with regard to the companies in the Fund’s investment portfolio with the goals of maximizing the value of the Fund’s investments, promoting accountability of a company’s management and board of directors to its shareholders, aligning the interests of management with those of shareholders, and increasing transparency of a company’s business and operations.

In general, the Board of the Fund believes that the Fund’s investment adviser, or sub-adviser if applicable, which selects the individual companies that are part of the Fund’s portfolio is the most knowledgeable and best suited to make decisions about proxy votes. The Fund therefore delegates to and relies on the Funds’ investment advisers or sub-advisers, as appropriate, to make decisions on casting proxy votes.

In some instances, the adviser may be asked to cast a proxy vote that presents a conflict between the interests of a Fund’s shareholders, and those of the adviser or an affiliated person of the adviser. In such a case, the adviser is instructed to abstain from making a voting decision and to forward all necessary proxy voting materials to the Fund to enable the Board to make a voting decision. When the Board of the Fund is required to make a proxy voting decision, only the Directors without a conflict of interest with regard to the security in question or the matter to voted upon shall be permitted to participate in the decision of how the Fund’s vote will be cast.

A copy of these Proxy Voting Policies and Procedures are available, without charge, upon request by calling the Fund at (614) 255-3333. The Fund will send a copy of the Trust’s Proxy Voting Policies and Procedures within three business days of receipt of a request, by first-class mail or other means designed to ensure equally prompt delivery.

Adopted: February 2008

Reviewed: February 2008